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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                   FOR THE YEARS ENDED DECEMBER 31,
                                     -------------------------------------------------------------
                                       1998          1997         1996         1995         1994
                                     ---------    ---------    ---------    ---------    ---------
                                                            (IN THOUSANDS)
FIXED CHARGES:
  Gross interest expense             $  14,414    $   6,811    $   6,365    $   5,297    $   3,597
  Interest portion of rent expense          39           32           29           25           20
                                     ---------    ---------    ---------    ---------    ---------
                                        14,453        6,843        6,394        5,322        3,617

EARNINGS:
  Income (loss) before taxes          (113,440)      33,423       10,847       (4,112)       5,951
  Plus:  fixed charges                  14,453        6,843        6,394        5,322        3,617
  Less:  capitalized interest           (9,817)      (5,873)      (3,490)      (2,899)      (1,495)
                                     ---------    ---------    ---------    ---------    ---------
                                     $(108,804)   $  34,393    $  13,751    $  (1,689)   $   8,073

RATIO OF EARNINGS TO FIXED CHARGES       N/M            5.0x         2.2x       N/M            2.2x
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